 N E W S R E L E A S E

THE BANK OF KENTUCKY RAISES ITS QUARTERLY DIVIDEND 6% TO $0.18 PER SHARE

CRESTVIEW HILLS, KENTUCKY, December 23, 2013 - The Bank of Kentucky Financial Corporation (NASDAQ: BKYF) announced an increase in its quarterly cash dividend of 6% to $0.18 per common share from the previous rate of $0.17 per share. The dividend will be payable on January 24, 2014 to shareholders of record as of January 10, 2014.

Commenting on the press release, Robert W. Zapp, President and CEO said, “We are pleased to announce another increase to the cash dividend paid to shareholders.  We began paying quarterly dividends a year ago and it has been a positive year of rewarding investors who value our ability to grow and succeed.”

About The Bank of Kentucky Financial Corporation

The Bank of Kentucky Financial Corporation, a bank holding company with assets of approximately $1.802 billion, offers banking and related financial services to both individuals and business customers through its subsidiary, The Bank of Kentucky, Inc. (the “Bank”).  The Bank operates thirty-three branch locations and fifty-six ATMs.

For more information contact:

Martin Gerrety

Executive Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com

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111 Lookout Farm Drive / Crestview Hills, KY 41017 / (859) 371-2340